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                    EMPLOYMENT AND CONFIDENTIALITY AGREEMENT


      THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT (this "Agreement") is made between Synagro - WWT, Inc. ("Synagro "), a Maryland corporation with its principal place of business at 1111 Benfield Blvd., Millersville, MD. 21108, and JAMES P. CARMICHAEL, residing at 14 Thomasina Lane, Darien, CT
06820.("CARMICHAEL").

      WHEREAS, Synagro Technologies, Inc. ("Synagro Technologies") has purchased all the outstanding capital stock of Wheelabrator Water Technologies, Inc., a Maryland corporation, and various other Waste Management subsidiaries (collectively "BIO GRO") pursuant to the terms of that certain Stock Purchase Agreement (the "Stock Purchase Agreement") by and between Synagro Technologies and Waste Management, Inc. et.al., dated August 14, 2000 (the "Closing Date");

      WHEREAS, CARMICHAEL, Synagro and BIO GRO desire and agree to dissolve any prior employment relationship that may have existed between BIO GRO and CARMICHAEL prior to Synagro Technologies' acquisition of BIO GRO and formalize the employment relationship that commenced between Synagro or one of its related companies (collectively referred to herein as "SYNAGRO"), and CARMICHAEL beginning upon the acquisition of BIO GRO by Synagro Technologies.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows.

      1. BASE COMPENSATION. For the services rendered by CARMICHAEL to SYNAGRO, SYNAGRO, effective September 1, 2001, shall pay CARMICHAEL a base salary at the rate of $177,718 per year (the "Base Compensation"), which will be reviewed annually in the second quarter each year and may be increased from time to time. Base Compensation shall be reviewed annually and increased based on individual and company performance and is paid in equal installments in accordance with SYNAGRO's pay policy, but not less frequently than monthly.

      2. INCENTIVE COMPENSATION AND BONUSES. In addition to the Base Compensation, CARMICHAEL shall also receive or be eligible to receive additional compensation in the form of incentive compensation and bonuses as follows:

            (a) INCENTIVE COMPENSATION. In connection with this Employment Agreement, CARMICHAEL has been granted an option to purchase 50,000 shares (for a total of 320,000 shares) of Synagro Technologies common stock, par value $.002 per share, at an exercise price of $2.50 per share.

            (b) BONUSES. CARMICHAEL will be eligible to participate in the SYNAGRO bonus program that may be established from time to time. Such bonus program changes from time to time and SYNAGRO makes no guarantee that any bonus shall be paid. Any such bonus paid will be discretionary and based on the financial performance of the companies and CARMICHAEL's individual job performance as determined by SYNAGRO management. CARMICHAEL will be eligible to participate in the bonus program at the Division President level.


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SYNAGRO represents that it will provide CARMICHAEL with a true copy of the bonus
Program when it is adopted by SYNAGRO for the year 2001. CARMICHAEL shall be entitled to participate in the year 2000 bonus program pro-rated from the Closing Date under the Stock Purchase Agreement to the end of the year at the discretion of senior officers of SYNAGRO. In the event, during the term of this Agreement, SYNAGRO adopts an employee stock option plan, CARMICHAEL shall be eligible to participate in such program at the Division President level.

            (c) COMPENSATION. All payments of salary and other compensation to CARMICHAEL shall be made after deduction of any taxes and other amounts which are required to be withheld with respect thereto under applicable federal and state laws.

      3. INITIAL TERM. Commencing on the second day of August 2001, CARMICHAEL agrees to be employed by SYNAGRO, and SYNAGRO agrees to employ CARMICHAEL, to serve as President & Chief Operating Officer ("COO") of the Processing Division, or a similar title, and to perform by and on behalf of SYNAGRO such services for SYNAGRO (i) as are typical of an employee in a substantially similar position, and (ii) as may be requested by the senior officers or the board of directors of SYNAGRO. During the period beginning on the second day of August 2001 and extending for a two (2) year period (the "Initial Term"), CARMICHAEL's employment hereunder may not be voluntarily terminated by SYNAGRO or CARMICHAEL; provided, however, that SYNAGRO may terminate CARMICHAEL for cause at any time, if any of the following events ("Cause") has occurred:

            (a) CARMICHAEL willfully and continually, without proper legal cause, has failed or refused to use his best efforts to follow the directions of the senior officers or the board of directors of SYNAGRO;

            (b) CARMICHAEL has been convicted of, or has pleaded guilty or nolo contendere to a charge that he committed a felony;

            (c) CARMICHAEL has perpetrated a fraud against, or theft of property of, SYNAGRO or any Affiliate (as hereinafter defined) of SYNAGRO;

            (d) As a result of his negligence or willful misconduct, CARMICHAEL has violated any applicable federal or state law or regulation and, as a result of such violation, has become, or has caused SYNAGRO to become, the subject of any legal action or administrative proceeding or a suspension of any right or privilege, which action, proceeding or suspension could have a material adverse effect on the reputation, prospects, condition or operations of SYNAGRO;

            (e) As a result of his negligence or willful misconduct, CARMICHAEL has committed any act that causes, or shall knowingly or recklessly fail to take reasonable and appropriate action to prevent, any material adverse effect to the reputation, prospects, condition or operations of SYNAGRO;

            (f) CARMICHAEL has violated any of the provisions of this Agreement; or


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            (g)   CARMICHAEL dies or becomes physically or mentally unable to perform his duties hereunder at any time.

At any time after the Initial Term, CARMICHAEL or SYNAGRO hereunder may voluntarily terminate CARMICHAEL's employment upon 30 days prior written notice by either party to the other, without the payment of severance pay of any kind. In the event that (i) during the Initial Term, CARMICHAEL's employment hereunder is terminated by SYNAGRO at any time for any reason except for Cause, then CARMICHAEL shall be entitled to receive, and SYNAGRO shall be obligated to pay an amount equal to CARMICHAEL's monthly base salary for 12 months; or (ii) CARMICHAEL terminates his own employment hereunder (other than as a result of SYNAGRO's material breach of this Agreement), at any time, then CARMICHAEL shall not be entitled to receive and SYNAGRO shall not be obligated to pay any severance amount. In addition to the severance referred to in subparagraph (i) above, in the event that during the Initial Term, CARMICHAEL's employment hereunder is terminated as a result of his death or disability, then CARMICHAEL shall be entitled to have all unvested stock options referred to in paragraph 2(a) above, immediately vest and remain exercisable for a period of 90 days.

      4. DUTIES AND EXTENT OF SERVICES. During the during the Initial Term, CARMICHAEL shall devote his services full time to the business of the Company and perform the duties and responsibilities assigned to him by Ross M. Patten, the Chairman & Chief Executive Officer of SYNAGRO, or the Board of Directors to the best of his ability and with reasonable diligence. In determining CARMICHAEL's duties and responsibilities, Ross M. Patten and the Board of Directors shall act in good faith and shall not assign duties and responsibilities to CARMICHAEL that are not appropriate or customary with respect to the position of CARMICHAEL hereunder. This Section 4 shall not be construed as preventing CARMICHAEL from engaging in reasonable volunteer services for charitable, educational or civic organizations, or from investing his assets in such form or manner as will not require a material amount of his services in the operations of the companies or businesses in which such investments are made.

      5. VACATION. CARMICHAEL will be entitled to vacation in accordance with SYNAGRO's vacation policy terms and conditions. CARMICHAEL will be given credit for his years of service with BIO GRO for purposes of determining the amount of annual vacation for which he is entitled.

      6. AUTO ALLOWANCE. CARMICHAEL shall be provided a company car in accordance with SYNAGRO's policy.

      7. BUSINESS EXPENSES. CARMICHAEL shall be reimbursed by SYNAGRO for the reasonable and customary business expenses incurred by him in the performance of his duties as a SYNAGRO employee. Such expenses will be reimbursed through CARMICHAEL's timely submission of a properly prepared expense report supported by receipts in accordance with SYNAGRO's standard expense reporting procedures.

      8. BENEFITS. CARMICHAEL will be entitled to participate in the standard SYNAGRO employee benefit plans made available by SYNAGRO in accordance with the eligibility requirements and terms and conditions of the individual programs; provided, however, that


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CARMICHAEL shall receive credit as an employee of SYNAGRO for the time he was employed by BIO GRO. The individual plans and summary plan descriptions govern the specific terms and conditions.

      9. OWNERSHIP. CARMICHAEL agrees that all developments made and works created by CARMICHAEL or under his direction in connection with employment shall be the sole and complete property of SYNAGRO and that any and all copyrights and other proprietary interests to such works shall belong to SYNAGRO.

            (a). NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the term of employment and for two years thereafter, CARMICHAEL shall hold in strict confidence, and shall not disclose to any person (other than officers, directors, employees, agents and consultants of SYNAGRO) any confidential information of SYNAGRO or its Affiliates (including BIO GRO). For purposes of this Section 9, the term "confidential information" shall include, without limitation, trade secrets, client and customer lists, client or consultant contracts and the details thereof, pricing policies, operational methods, marketing plans or strategies, business acquisition and expansion plans, personnel acquisition plans and all other information pertaining to the business of SYNAGRO or its Affiliates (including BIO GRO), whether previously existing or pursuant to operation of the business purchased pursuant to the Stock Purchase Agreement, that is not publicly available. CARMICHAEL shall not use such confidential information except for the sole benefit of SYNAGRO.

            (b). POSSESSION. CARMICHAEL agrees that, upon request by SYNAGRO, and in any event upon termination of employment, CARMICHAEL shall turn over to SYNAGRO all documents, papers, or other material in his possession or under his control which may contain or be derived from confidential information, together with all documents, notes, or other work product which is connected with or derived from CARMICHAEL's services to SYNAGRO whether or not such material is at the date hereof in CARMICHAEL's possession. CARMICHAEL agrees that he shall have no proprietary interest in any work product developed or used by CARMICHAEL and arising out of his employment by SYNAGRO. CARMICHAEL shall, from time to time as may be requested by SYNAGRO, do all things that may be necessary to establish or document SYNAGRO's ownership of any such work product, including, but not limited to, execution of appropriate copyright applications or assignments.

            (c). SURVIVAL OF COVENANT. The undertakings of this section of this Agreement shall survive the termination or cancellation of the Agreement or of CARMICHAEL's employment.

      10.   COVENANT NOT TO COMPETE.

            (a). If CARMICHAEL'S employment with SYNAGRO is terminated prior to the expiration of the Initial Term either by CARMICHAEL for any reason (other than SYNAGRO's material breach hereof) or by SYNAGRO for Cause, then for a 12 month period (the "Covenant Period"), CARMICHAEL agrees that he will not, and shall cause each of his Affiliates not to, directly or indirectly, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to, representative, or in any other capacity:


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                  (i)   within any states of the United States in which the
Company transacts business on CARMICHAEL'S termination of employment date, or in which, as of such termination date, SYNAGRO has made any plans or proposals to transact business within 12 months from such termination date (referred to herein as the "Restricted Area"), carry on or be engaged or otherwise take part in (whether for his own account or for the account of any other person, other than SYNAGRO or its Affiliates), or render any service (whether for or without compensation) to any person (other than SYNAGRO or its Affiliates) who or which is directly or indirectly engaged in the Business (as defined below);

                  (ii) share in the earnings of, or beneficially own or hold any security issued by, or otherwise own or hold any interest in, any person who or which is directly or indirectly engaged in any type of business that is competitive with the Business of SYNAGRO or its Affiliates;

                  (iii) solicit, contact or enter into any agreement or contract with any employee, agent, independent contractor, customer or Prospective Customer (as defined below) of SYNAGRO or its Affiliates which results in activities that are competitive with the Business. For purposes of this Section 10(a), the term "Prospective Customer" shall mean a person or entity from which SYNAGRO or its Affiliates is actively soliciting business or has concrete plans to solicit business as of the commencement of the Covenant Period;

                  (iv) request that any present or future employee, agent, independent contractor, customer or Prospective Customer of SYNAGRO or its Affiliates curtail or cancel its business or refrain from doing business with SYNAGRO or its Affiliates, or

                  (v) directly or indirectly hire, or solicit the employment or services of, or cause or attempt to cause to leave the employment or service of SYNAGRO or its Affiliates, any person who or which is employed by, or otherwise engaged to perform services for SYNAGRO or its Affiliates (whether in the capacity of employee, consultant, independent contractor or otherwise).

In addition, for a period that runs for 12 months after the end of any employment term in the event CARMICHAEL has been terminated for any reason, other than by CARMICHAEL due to SYNAGRO's material breach of this Agreement, CARMICHAEL agrees to comply with the restrictions set forth in subparagraphs (i) through (v) of this paragraph 10(a).

            (b)   Without limiting the generality of the provisions of this
Section 10, CARMICHAEL shall be deemed to be engaged in a particular business if he (whether alone or in association with one or more other persons) is an owner, proprietor, partner, stockholder, officer, employee, independent contractor, director or joint venturer of, or a consultant or lender to, or an investor in any manner in, any person who or which is directly or indirectly engaged in such business. Notwithstanding the foregoing provisions of this Section 10, CARMICHAEL may own, solely as an investment, securities if CARMICHAEL (i) is not an affiliate of the issuer of such securities and (ii) does not, directly or indirectly, beneficially own more than 5% of the class of which securities are a part.


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            (c)   CARMICHAEL acknowledges and agrees that the limitations
imposed by this non-competition covenant as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of SYNAGRO. CARMICHAEL further acknowledges that the stock options referred to in Section 2 and severance provisions of Section 3 above are given in exchange for the terms and conditions of this Agreement and to compensate CARMICHAEL for the reductions in value between this Agreement and his prior employment agreement with BIO GRO.

            (d) "Affiliate" means, with respect to a specified person, (i) any entity of which such person is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 10% or more of any class of equity security thereof or other financial interest therein; (ii) if such person is an individual, the spouse of such individual, and any entity of which his spouse is an executive officer, director, partner, trustee or other fiduciary or is directly or indirectly the beneficial owner of 10% or more of any class of equity security thereof or other financial interest therein; (iii) if such person is an entity, any director, executive officer, partner, trustee or other fiduciary or any direct or indirect beneficial owner of 10% or more of any class of equity security of, or other financial interest in, such entity; or (iv) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the person specified. For purposes of this definition, "control" (including "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

            (e) "Business" means the management of biosolids, including but not limited to the collection, recycling, treatment, transportation, land application, drying/pelletizing, incineration, disposal and/or composting of municipal sludge, industrial sludge, animal manure, agricultural and other biosolids. However, "Business" shall not include landfilling or other solid waste disposal.

      11. REMEDIES. CARMICHAEL agrees that this Agreement is intended to protect and preserve legitimate business interests of SYNAGRO. It is further agreed that any breach of this Agreement may render irreparable harm to SYNAGRO. In the event of a breach by CARMICHAEL, SYNAGRO shall have available to it all remedies provided by law, including, but not limited to, permanent injunctive relief to restrain CARMICHAEL from violating this Agreement. SYNAGRO shall also be entitled to commence legal action against CARMICHAEL for any breach of any confidentiality agreement and/or confidentiality programs in effect at any time between CARMICHAEL and SYNAGRO. Notwithstanding any legal remedies available to SYNAGRO as a result of a breach of this Agreement, in the event of a breach by CARMICHAEL, SYNAGRO shall immediately be entitled to withhold and avoid payment of any sums of money or other benefits then due or to become due under this or any other Agreement between CARMICHAEL and SYNAGRO.

      12. REFORMATION OF COVENANTS. CARMICHAEL acknowledges that the covenants contained in Sections 9 and 10 are reasonable in geographical and temporal scope and in all other respects. If any court determines that any of such covenants, or any part thereof, are unenforceable, then (a) the remainder of such covenants shall not be affected by such determination and (b) those


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of such covenants that are determined to be unenforceable because of the duration or scope thereof shall be reformed by the court to reduce their duration or scope so as to render the same enforceable against CARMICHAEL.

      13. CONFLICTS WITH EMPLOYEE HANDBOOK. CARMICHAEL understands and agrees that it is his responsibility to obtain and read the SYNAGRO Employee Handbook and to abide by the rules, policies, and standards set forth in this Employee Handbook. CARMICHAEL also acknowledges that Synagro reserves the right to revise, delete, and add to the provisions of the SYNAGRO Employee Handbook. Before implementation, all such revisions, deletions, or additions to this Employee Handbook must be in writing and must be signed by the Chief Executive Officer, President, or Chief Financial Officer of SYNAGRO. No oral statements or representations can change the provisions of the SYNAGRO Employee Handbook or this employment agreement. CARMICHAEL and SYNAGRO further understand that CARMICHAEL's employment agreement controls in the event of any conflicts with the SYNAGRO Employee Handbook.

      14.   GENERAL PROVISIONS.

         a. NO WAIVER. The failure of SYNAGRO to terminate this Agreement for the breach of any condition or covenant herein by CARMICHAEL shall not affect SYNAGRO's right to terminate for subsequent breaches of the same or other conditions or covenants. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of the party thereafter to enforce each and every such provision.

         b. NOTICES. All notices and other communications required or permitted to be delivered pursuant to any provision of this Agreement shall be in writing and addressed as follows:

                  (i)   If to SYNAGRO:

                              Synagro - WWT, Inc.
                              1800 Bering Drive, Suite 1000
                              Houston, Texas  77057
                              Attention:  Mr. Alvin L. Thomas II
                              Telecopy No.:  713/369-1750

                  (ii)  If to CARMICHAEL, to him at:

                              14 Thomasina Lane
                              Darien, CT 06820


            The address of either party set forth above may be changed by such party by delivering notice of such change to the other party to this Agreement. Any notice mailed shall be deemed to have been given and received on the third business day following the day of deposit in the United States mail.


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         c. ASSIGNMENTS. The rights and obligations of the parties under this
Agreement may not be assigned without the consent of the parties hereto; provided, however, that in the event of any reorganization or restructuring of SYNAGRO in which the business of SYNAGRO or BIO GRO is transferred to an Affiliate, this Agreement and the rights and obligations of SYNAGRO hereunder shall automatically be assigned to such Affiliate, and the rights and obligations of CARMICHAEL hereunder shall continue in effect.

         d. ENTIRE CONTRACT. This Agreement shall constitute the entire contract between the parties and supersedes all existing agreements between them, whether oral or written, with respect to the subject matter hereof. No change, modification or amendment of this Agreement shall be of any effect unless in writing signed by CARMICHAEL and by the CEO of SYNAGRO.

         e. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Texas (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). The parties agree that the exclusive venue for the dispute resolution concerning this Agreement shall be the state or federal courts located in Harris County, Texas.

         f. SEVERABILITY. Should any provision of this Agreement not be enforceable in any jurisdiction, the remainder of the Agreement shall not be affected thereby. However, if the covenant not to compete is deemed void or voidable, then CARMICHAEL agrees to return the stock options granted as part of this Agreement.


      IN WITNESS WHEREOF, the parties hereto have signed this Agreement on this ______________ day of August 2001.


                                    JAMES P. CARMICHAEL, Individually


                                    _________________________________



                                    SYNAGRO - WWT, INC.


                                    By:______________________________
                                          Ross M. Patten
                                          Chairman & CEO


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